PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JULY 28, 1999)                 REGISTRATION NO. 333-75561

                                 SEPRACOR INC.
                                ---------------

                        $300,000,000 PRINCIPAL AMOUNT OF
                     7% CONVERTIBLE SUBORDINATED DEBENTURES
                                    DUE 2005
                               ------------------

                        2,402,402 SHARES OF COMMON STOCK
                           $0.10 PAR VALUE PER SHARE

    The information in this prospectus supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the debentures on December 15, 1998 to Morgan Stanley Dean Witter and Salomon Smith Barney. These initial purchasers of the debentures have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledges, donees or successors, may from time to time offer and sell any or all of the debentures and/or shares of the common stock issuable upon conversion of the debentures pursuant to this prospectus.

    The debentures and the shares of common stock issuable upon conversion of the debentures have been registered pursuant to the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the debentures and the shares of our common stock issuable upon conversion of the debentures and to keep the registration statement effective until the earlier of:

    (1) the sale of all the securities registered pursuant to the registration rights agreement, and

    (2) the expiration of the holder period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

    The selling securityholders may choose to sell debentures and/or the shares of common stock issuable upon conversion of the debentures from time to time. See "Plan of Distribution."

    The following table sets forth:

    (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of debentures and/or shares of common stock issuable upon conversion of the debentures pursuant to the registration statement,

    (2) the principal amount of the debentures and the number of shares of our common stock issuable upon conversion of the debentures which they may sell from time to time pursuant to the registration statement, and

    (3) the amount of outstanding debentures and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the debentures.

    To our knowledge, no selling securityholder nor any of its affiliates had held any position or office with, been employed by or otherwise has had any material relationship with Sepracor or Sepracor's affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

    The information contained under the column heading "Shares That May be Sold" assumes conversion of full amount of the debentures held by the holder at the initial rate of $124.875 in principal amount of the debentures per share of the common stock.

                                           AMOUNT OF 7%      AMOUNT OF 7%                         SHARES OF
                                          DEBENTURES THAT  DEBENTURES OWNED   SHARES THAT    COMMON STOCK OWNED
NAME                                        MAY BE SOLD     BEFORE OFFERING   MAY BE SOLD      BEFORE OFFERING
----------------------------------------  ---------------  -----------------  ------------  ---------------------
Aloha Airlines Non-Pilots Pension
  Trust.................................   $     250,000     $     250,000          2,002                 0
Aloha Airlines Pilots Retirement
  Trust.................................         125,000           125,000          1,001                 0
Aloha Airlines Non-Pilots Pension
  Trust.................................         185,000           185,000          1,481                 0
Amoco Corporation Master Trust for
  Employee Pension Plans................         962,000           962,000          7,703                 0
Arkansas Teachers Retirement............       3,605,000         3,605,000         28,868                 0
Associated Electric & Gas Services
  Limited...............................       1,200,000         1,200,000          9,609                 0
Baptist Health of South Florida.........         368,000           368,000          2,946                 0
Bank of America.........................         250,000           250,000          2,002                 0
Bankroft Convertible Fund, Inc..........       1,000,000         1,000,000          8,008                 0
Bear Stearns & Co.......................       4,000,000         4,000,000         32,032                 0
Boston Museum of Fine Arts..............         255,000           255,000          2,042                 0
BNP Arbitrage SNC.......................          50,000            50,000            400            24,850
CA Public Employees' Retirement
  System................................       4,000,000         4,000,000         32,032                 0
Castle Convertible Fund, Inc............         250,000           250,000          2,002                 0
C&H Sugar Company, Inc..................         300,000           300,000          2,402                 0
Capital Market Transactions Inc.........       4,000,000         4,000,000         32,032                 0
Chrysler Corporation Master Retirement
  Trust.................................       5,665,000         5,665,000         45,365                 0
CIBC World Markets International Equity
  Arbitrage.............................       1,000,000         1,000,000          8,008                 0
Citizens Security Life Ins. Co..........       1,000,000         1,000,000          8,008                 0
Declaration of Trust for the Defined
  Benefit Plans of ICI American Holdings
  Inc...................................       1,050,000         1,050,000          8,408                 0
Declaration of Trust for the Defined
  Benefit Plans of Zeneca Holdings
  Inc...................................         710,000           710,000          5,685                 0
Delaware PERS...........................       1,575,000         1,575,000         12,612                 0
Delaware State Employees' Retirement
  Fund..................................       1,430,000         1,430,000         11,451                 0
Delta Air Lines Master Trust............       2,495,000         2,495,000         19,979                 0
Deutsch Bank Securities.................      29,000,000        29,000,000        232,232                 0
Dunham & Associates III.................         216,000           216,000          1,729                 0
Ellsworth Convertible Growth and Income
  Fund, Inc.............................       1,000,000         1,000,000          8,008                 0
Engineers Joint Pension Fund............         694,000           694,000          5,557                 0
Goldman Sachs and Company...............       1,045,000         1,045,000          8,368                 0
Greyhound Lines.........................         100,000           100,000            800                 0

                                           AMOUNT OF 7%      AMOUNT OF 7%                         SHARES OF
                                          DEBENTURES THAT  DEBENTURES OWNED   SHARES THAT    COMMON STOCK OWNED
NAME                                        MAY BE SOLD     BEFORE OFFERING   MAY BE SOLD      BEFORE OFFERING
----------------------------------------  ---------------  -----------------  ------------  ---------------------
Hamilton Partners Limited...............       2,000,000         2,000,000         16,016                 0
Hawaiian Airlines Employees Pension
  Plan--IAM.............................         200,000           200,000          1,601                 0
Hawaiian Airlines Pension Plan for
  Salaried Employees....................          50,000            50,000            400                 0
Hawaiian Airlines Pilots Retirement
  Plan..................................         275,000           275,000          2,202                 0
Highbridge Capital Corporation..........       7,000,000         7,000,000         56,056                 0
Hotel Union & Hotel Industry of
  Hawaii................................         290,000           290,000          2,322                 0
ICI American Holdings Trust.............         680,000           680,000          5,445                 0
Island Holdings.........................          20,000            20,000            160                 0
Jackson Investment Fund Ltd.............       2,000,000         2,000,000         16,016                 0
Jeffries & Company Inc..................           8,000             8,000             64                 0
J.M. Hull Associates, L.P...............         250,000           250,000          2,002                 0
Julius Baer Securities..................         675,000           675,000          5,405                 0
J.W. McConnell Family Foundation........         400,000           400,000          3,203                 0
Kapiolani Health........................          50,000            50,000            400                 0
Kapiolani Medical Center................         400,000           400,000          3,203                 0
LDG Limited.............................         250,000           250,000          2,002                 0
Lincoln National Convertible Securities
  Fund..................................       1,500,000         1,500,000         12,012                 0
Lipper Convertibles L.P.................       2,000,000         2,000,000         16,016                 0
Lipper Convertibles Series II, L.P......       3,000,000         3,000,000         24,024                 0
Lipper Offshore Convertibles, L.P.......       3,000,000         3,000,000         24,024                 0
Mag & Co., as Nominee for Fidelity
  Financial Trust:
Fidelity Convertible Securities (1).....      11,000,000        11,000,000         88,088                 0
MainStay Convertible Fund...............       3,000,000         3,000,000         24,024               500
Major League Baseball...................       2,700,000         2,700,000         21,621                 0
Minnesota Power Inc.....................       2,000,000         2,000,000         16,016                 0
Morgan Stanley Dean Witter..............      40,000,000        40,000,000        320,320                 0
Motion Picture Industry Health
  Plan-Active Member Fund...............         645,000           645,000          5,165                 0
Motion Picture Industry Health
  Plan-Retiree Member Fund..............         330,000           330,000          2,642                 0
Museum of Fine Arts, Boston.............          82,000            82,000            656                 0
Nalco Chemical Company..................         350,000           350,000          2,802                 0
New Hampshire Retirement System.........         489,000           489,000          3,915                 0
Nicholas Applegate Convertible Fund.....       6,920,000         6,920,000         55,415                 0
OCM Convertible Limited Partnership.....         165,000           165,000          1,321                 0
OCM Convertible Trust...................       2,910,000         2,910,000         23,303                 0
Paloma Securities LLC...................         250,000           250,000          2,002                 0
Parker-Hannifin Corporation.............         102,000           102,000            816                 0
Paloma Strategic Securities Limited.....         250,000           250,000          2,002                 0
Partner Reinsurance Company Ltd.........         640,000           640,000          5,125                 0
Pell Rudman Trust Co., N.A..............       1,375,000         1,375,000         11,011                 0
Pepperdine University PoolA#1...........          95,000            95,000            760                 0
Physicians Life.........................         640,000           640,000          5,125                 0
ProMutual...............................         305,000           305,000          2,442                 0
Putnam Balanced Retirement Fund.........         231,000           231,000          1,849                 0
Putnam Convertible Income-Growth
  Trust.................................       5,154,000         5,154,000         41,273                 0

                                           AMOUNT OF 7%      AMOUNT OF 7%                         SHARES OF
                                          DEBENTURES THAT  DEBENTURES OWNED   SHARES THAT    COMMON STOCK OWNED
NAME                                        MAY BE SOLD     BEFORE OFFERING   MAY BE SOLD      BEFORE OFFERING
----------------------------------------  ---------------  -----------------  ------------  ---------------------
Putnam Convertible Opportunities and
  Income Trust..........................         236,000           236,000          1,889                 0
Putnam High Income Convertible and Bond
  Fund..................................         750,000           750,000          6,006                 0
Queens Health Plan......................          80,000            80,000            640                 0
Raytheon Company Master Pension Trust...       2,660,000         2,660,000         21,301                 0
Rhone-Poulenc Rorer Pension Plan........          83,000            83,000            664                 0
Sage Capital............................       1,600,000         1,600,000         12,812                 0
Salomon Smith Barney....................       1,075,000         1,075,000          8,608                 0
San Diego City Retirement...............       1,942,000         1,942,000         15,551                 0
S.G. Cowen Securities Corporation.......       3,000,000         3,000,000         24,024                 0
San Diego County Convertible............       5,649,000         5,649,000         45,237                 0
Southern Farm Bureau Life
  Insurance--FRIC.......................         875,000           875,000          7,007                 0
Starvest Combined Portfolio.............         250,000           250,000          2,002                 0
Starvest Managed Portfolio..............         145,000           145,000          1,161                 0
State Employees' Retirement Fund of the
  State of Delaware.....................       1,985,000         1,985,000         15,895                 0
State of Connecticut Combined Investment
  Funds.................................       6,810,000         6,810,000         54,534                 0
State of Oregon Equity..................       7,875,000         7,875,000         63,063                 0
Summers Hill Global Partners L.P........         125,000           125,000          1,001                 0
The Shelby Fund.........................         500,000           500,000          4,004                 0
TQA Arbitrage Fund, L.P.................       1,150,000         1,150,000          9,209                 0
TQA Leverage Fund, L.P..................       1,800,000         1,800,000         14,414                 0
TQA Vantage Fund, Ltd...................       4,200,000         4,200,000         33,633                 0
TQA Vantage Plus Fund, Ltd..............         500,000           500,000          4,004                 0
Tracor Inc., Employee Retirement Plan...         145,000           145,000          1,161                 0
Transamerica Insurance Corporation of
  California............................       3,000,000         3,000,000         24,024                 0
Transamerica Life Insurance & Annuity
  Company...............................      12,000,000        12,000,000         96,096                 0
University of Rochester.................          78,000            78,000            624                 0
Vanguard Convertible Securities Fund,
  Inc...................................       4,020,000         4,020,000         32,192                 0
Viacom Pension Plan Master Trust........          50,000            50,000            400                 0
Wake Forest University..................       1,515,000         1,515,000         12,132                 0
Zeneca Holdings Trust...................         680,000           680,000          5,445                 0
Unknown (2).............................      63,561,000        63,561,000        508,996                --

------------------------

(1) The entity is either an investment company or portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company, or FMR Co. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment industry advisory services to each of the Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. owns 10.34% of Sepracor's outstanding common stock. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation.

(2) The name 'Unknown' represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of the debentures are currently evidenced by a global debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

          The date of this Prospectus Supplement is October 12, 1999.